STOCK PURCHASE AGREEMENT

This Agreement, is entered into as of September 1, 2004 (this "Agreement") by and among MEMS USA, Inc., a corporation organized under the laws of the State of Nevada (hereinafter "MEMS), Bott Equipment Company, Inc., a corporation organized under the laws of the State of Texas ("Bott"), Gulfgate Equipment, Inc., a corporation organized under the laws of the State of Texas ("GE") (GE and Bott shall from time to time be referred to hereinafter as "the Trumble Companies") and Mark Trumble ("Trumble") and Nathan Ross and Lawrence Weisdorn.

Witnesseth:

WHEREAS, Trumble owns 100% of the outstanding capital stock of the Trumble Companies; and

WHEREAS, MEMS, subject to its due diligence, believes that the businesses and assets of the Trumble Companies will enhance its business; and

WHEREAS, James Latty, Lawrence Weisdorn and Daniel Moscaritolo desire that Trumble and the Trumble companies enter into this Agreement; and

WHEREAS, MEMS desires to purchase all the issued and outstanding shares of stock of the Trumble Companies from Trumble; and Trumble desires to sell all the issued and outstanding shares of stock of the Trumble Companies to MEMS,

NOW, THEREFORE, with reference to the recitals set forth above and in consideration of the mutual terms and covenants set forth herein, MEMS, the Trumble Companies and Trumble mutually covenant and agree with each other as follows:

ARTICLE I
STOCK PURCHASE

1.01 The MEMS Deliverables.

MEMS shall :

(a) At closing:

(i) Make a wire transfer to Trumble in the amount of $50,000.00. This $50,000 and the Additional Shares referenced in Section 1.01(c) below comprise the "Cash Price." The funds shall be wired to

Chase Manhattan Bank, NYC
ABA # 021000021
FBO: Smith Barney, Inc.

A/C 066-198038
For Further Credit to Mark and Cynthia Ann Trumble
A/C 613-31431-12-019; and

(ii) Deliver to Trumble a Deed of Trust with Vendors Lien pursuant to section 1.05 below granting Trumble a security interest in the real property owned by Bott in order to secure the Trumble Put; and

(iii) Deliver to Trumble a Deed of Trust with Vendors Lien pursuant to section 1.05 below granting Trumble a security interest in the real property owned by GE in order to secure the Trumble Put.

(b) MEMS shall deliver certificates as provided for in section 1.01(d) of this Agreement evidencing ownership of the number of newly issued shares of common stock of MEMS as shall be calculated by dividing the sum of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) by the average closing price of the MEMS common stock as reported on the OTC BB for the 30 day period for the 30 trading days comprising September 13, 2004 through October 22, 2004, which the parties agree equals $1.86 per share (the "Closing Price"), or a total of 1,209,677 shares, (the "Trumble Stock"); and,

(c) Trumble shall receive an additional 100,000 shares of restricted stock (the "Additional Shares") as compensation for remaining on the BEC and GEI bank credit lines for a period as per Exhibit 3 footnote number 3, infra.

(d) The Trumble Stock shall be delivered in two certificates. One certificate shall be issued in the name of Nathan Ross evidencing ownership by Nathan Ross of the number of newly issued restricted shares of common stock of MEMS as shall be calculated by dividing the sum of Twenty Thousand Dollars ($20,000.00) by the Closing Price, or 10,752 shares. This certificate shall be delivered to Nathan Ross or his representative no later than two weeks after the Closing Date. This certificate is being delivered to Nathan Ross as consideration for valuable services provided to Trumble by Nathan Ross. The shares issued to Nathan Ross shall have all of the rights and privileges and restrictions as the rest of the Trumble Stock including, but not limited to, those found in sections 1.03, 1.04, and 1.05 of this Agreement. The second certificate shall be issued to Trumble and evidence ownership by Trumble of the balance of the Trumble Stock and delivered to Trumble no later than two weeks after the Closing Date; and

(e) The parties hereto shall perform all duties as listed in Exhibit 3.

1.02 Adjustments to the Cash Price.

The Cash Price shall be adjusted to reflect the parties' agreement about the discrepancies, if any, between (i) the book value of the Trumble Companies' inventory as of August 31, 2004 and Seven Hundred Thousand Dollars ($700,000), and (ii) the equivalency of the Trumble Companies' receivables and their payables. The Cash Price shall be adjusted at closing based on SCHEDULE "A", Trumble Disclosure Statement and Net Proceeds Calculations that will reflect

the actual Trumble Company numbers as of August 31, 2004 and the Additional Shares provided for in section 1.01(e).

(a) If the book value of the Trumble Companies' inventory (i.e., work in process, finished goods and raw materials) is less than $700,000 at the Closing Date, the Cash Payment shall be reduced by a sum the parties agree to be equivalent to the short fall. If the book value of the Trumble Companies' inventory is greater than $700,000 at the Closing Date, the Cash Payment shall be increased by a sum the parties agree to be equivalent to the difference. If the parties are unable to agree upon the adjustment to be made, no party shall have any obligation to close the transaction contemplated herein.

(b) If the value of the Trumble Companies' receivables is greater than the value of the Trumble Companies' payables at the Closing Date, the Cash Payment shall be increased by a sum the parties agree to be equivalent to the value of the excess of the receivables over the payables. If the value of the Trumble Companies' receivables is less than the value of the Trumble Companies' payables at the Closing Date, the Cash Payment shall be decreased by a sum the parties agree to be equivalent to the difference. The Cash Price shall be adjusted at closing based on SCHEDULE "A", Trumble Disclosure Statement and Net Proceeds Calculations which will reflect the actual Trumble Companies numbers as of August 31, 2004. If the parties are unable to agree upon the adjustment to be made, no party shall have any obligation to close the transaction contemplated herein.

(c) Penalty Shares: "Penalty Shares" shall mean that stock issued to Trumble in excess of the original Trumble Stock should MEMS fail to timely meet certain goals outlined in Exhibit 3. Should MEMS fail to meet all of its goals, Trumble shall receive a total of 1,236,591 of restricted Penalty Shares from the Company's treasury.

1.03 Restrictions On The Trumble Stock.

Except for the shares referenced in Section 1.01(c), supra,the Trumble Stock and any Penalty Shares issued by MEMS shall not be registered as of the Closing, and certificates evidencing ownership thereof shall bear the following legend:

> "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SAID ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE IN THE OPINION OF COUNSEL FOR THE ISSUE."

MEMS shall make its best efforts to assure that, if the MEMS common stock is listed on the NASDAQ SmallCap Market, the Trumble Stock shall be afforded the same rights and privileges thereon as shall be afforded other holders of the MEMS common stock holding a similar or greater number of shares thereof.

1.04 "Market Stand-Off" Agreement.

In the event that MEMS stock should be transferred to another public exchange, the Trumble Stock shall not, to the extent requested by MEMS and/or the managing underwriter(s) thereof, be directly or indirectly sold, offered for sale, contracted for sale (including, without limitation, any short sale), no option to purchase or otherwise transfer or dispose of (other than to his affiliates or donees who agree to be similarly bound) any of the Trumble Stock, except for such amounts of the Trumble Stock as are included in such registration, shall be given without the prior written consent of MEMS or such managing underwriter(s), as the case may be, for such period of time (not to exceed 180 days from the effective date of such registration statement) as may be requested by MEMS or such managing underwriter(s). In order to enforce the foregoing covenant, MEMS may impose stop-transfer instructions with respect to the Trumble Stock (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. The Trumble Stock shall not be sold, transferred or otherwise assigned or conveyed without obtaining the written agreement of such buyer, transferee or assignee to be bound by the terms of the Agreement.

1.05 The Trumble "Put".

(a) Trumble and Nathan Ross shall each have the one-time right, but not the obligation, to exchange with MEMS some or all of the Trumble Stock which they retain on the Put Date (as defined below) for an amount equal to the Closing Price times the number of shares to be exchanged. To exercise the Trumble Put, Trumble or Nathan Ross must give written notice to MEMS of their election to do so at MEMS' principal place of business on or within 10 business days after the day which falls Three Hundred Sixty Six (366) days after the Closing (the "Put Date"). If Trumble or Ross so elect to, and does, exercise the Trumble Put, MEMS shall have Sixty (60) days from the Put Date to pay Trumble or Ross the sum of money to which they are entitled pursuant to the Trumble Put.

(b) The Trumble Companies own certain real estate (cumulatively, the "Trumble Real Estate"). Trumble shall be given a security interest with Vendor's Lien in and to the Trumble Real Estate and any improvements to secure MEMS' obligations under the Trumble Put. The security interests shall be evidenced by Deeds of Trust with Vendors Liens that shall be filed with the Harris County clerks office. MEMS agrees that until its obligations under the Trumble Put have been waived or satisfied, MEMS or Bott or GE shall not encumber or dispose of the Trumble Real Estate in any manner. All restrictions upon, and security interests in, the Trumble Real Estate created under this Section 1.05 shall lapse upon the earlier of (i) MEMS' satisfaction

of its obligations under the Trumble Put, if it is exercised, or (ii) the day following the 10th business day after the Put Date, if the Trumble Put is not exercised.

(c) Trumble shall have the right to recognize $606,999.94, net of all transaction costs, from the sale of 326,344 shares of Trumble Stock through private stock sales at a purchase price of $1.86 per share, pursuant to the schedule set forth in Exhibit 3, footnote 2.

1.06 The Trumble Deliverables.

Trumble shall:

(a) Immediately after Trumble receives the Trumble Stock and the Additional Shares, Trumble shall deliver to MEMS one or more certificates evidencing ownership of One Hundred Percent (100%) of all the issued and outstanding shares of common stock of each of the Trumble Companies, properly endorsed so as to transfer and convey ownership of such stock to MEMS free of all encumbrances, charges and liens;

(b) At the Closing (as "Closing" is hereinafter defined) deliver to MEMS resignations signed by each of the officers and directors of the Trumble Companies, effective as of the Closing or before; and

(c) At the Closing (as "Closing" is hereinafter defined) deliver to MEMS a signed employment contact acceptable to MEMS providing for Trumble's continuing employment with the Trumble Companies for a period of at least one year from and after the Closing.

1.07 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall be held at 7:00 P.M. Central Standard Time on Tuesday, October 26, 2004, or at such other date, place and time as the parties may agree (the "Closing Date").

1.08 Bott and Gulfgate Lines of Credit.

(a) Trumble shall remain as a guarantor on the Bott and the Gulfgate lines of credit in existence at the time of closing until those lines of credit are paid off and closed or until 90 days after the Closing. Trumble shall remain as a guarantor and be the only authorized signatory on the Bott and the Gulfgate lines of credit in existence at the time of closing until those lines of credit are paid off and closed. The lines of credit shall only be used for Bott and Gulfgate business purposes.

(b) In exchange for good and valuable consideration, the sufficiency of which is hereby acknowledged, Lawrence Weisdorn shall indemnify and hold Trumble harmless from all claims, actions, demands, costs and expenses and any liability whatsoever, including reasonable attorneys fees, on account of any real or claimed damage or liability, and from all liens, claims and demands arising out of the Bott or Gulfgate lines of credit, excepting any claims, actions, demands, costs and expenses arising out of a breach of Section 1.08(a), herein. Subject to bank

approval, Lawrence Weisdorn shall be added as an additional guarantor on the Bott and Gulfgate lines of credit as soon as possible. He shall apply to be added as an additional Guarantor within 5 days of receiving the required paperwork from the bank.

(c) MEMS, Bott and Gulfgate shall indemnify and hold Trumble harmless from all claims, actions, demands, costs and expenses and any liability whatsoever, including reasonable attorneys fees, on account of any real or claimed damage or liability, and from all liens, claims and demands arising out of the Bott or Gulfgate lines of credit or the mortgages on the real property owned by GE or the real property owned by Bott excepting any claims, actions, demands, costs and expenses arising out of a breach of Section 1.08(a), herein.

(d) Trumble shall pay off the mortgages on the real property owned by GE and the real property owned by Bott within 10 days of his realization of the $606,999.94 provided for in Section 1.05(c), herein.

1.09 Trumble agrees that, unless granted permission by MEMS, for a period of eighteen months following his Termination Date from the employ of Bott or GE or MEMS or any of MEMS subsidiaries, he will not engage, directly or indirectly, as an individual or representative or employee of others, in the business of designing, manufacturing or selling products in competition with MEMS or any of its subsidiaries in any geographic area where MEMS or such subsidiary is doing business.

ARTICLE II
Representations and Warranties of Trumble and the Trumble Companies

Except as set forth in the Trumble Disclosure Statement submitted herewith as Schedule "A" (the "Trumble Disclosure Statement"), the Trumble Companies and Trumble represent and warrant:

2.01 Ownership of Stock.

The record owners of all the common stock of the Trumble Companies stock, together with their holdings of same, are listed in Schedule 2.01 hereto as of the date hereof and such owners will continue to own such shares of the stock of the Trumble Companies until the delivery thereof to MEMS at the Closing, and all such shares of stock are or will be on the Closing Date owned and transferred to MEMS free and clear of all liens, encumbrances, charges and assessments of every nature and subject to no restrictions with respect to transferability.

2.02 Capitalization

Except for this Agreement, there are no outstanding options, contracts, calls, commitments, agreements or demands of any character relating to the common stock or any other authorized security, whether or not issued, of either or both of the Trumble Companies.

2.03 Organization and Authority.

(a) The Trumble Companies, and each of them, are corporations duly organized, validly existing and in good standing under the laws of the State of Texas, with all requisite corporate power and authority to own, operate and lease their properties and to carry on their businesses as now being conducted, are duly qualified and in good standing in every jurisdiction in which the property owned, leased or operated by them, or the nature of the businesses conducted by them, makes such qualification necessary to avoid material liability or material interference in their business operations, and are not subject to any agreement, commitment or understanding which restricts or may restrict the conduct of their businesses in any jurisdiction or location.

(b) The outstanding shares of the Trumble Companies are legally and validly issued, fully paid and non-assessable.

(c) The Trumble Companies do not own, individually or collectively, five percent (5%) or more of the outstanding stock of any corporation.

(d) The minute books of the Trumble Companies, made available to MEMS, contain complete and accurate records of all meetings and other corporate actions of the shareholders and the Board of Directors (and any committees thereof) of the Trumble Companies.

(e) The lists of the officers, directors and shareholders of the Trumble Companies and copies of the articles of incorporation and by-laws currently in effect of the Trumble Companies, made available to MEMS are complete and accurate.

(f) The execution and delivery of this Agreement does not, and the consummation of the transaction contemplated hereby will not, subject to the approval and adoption by the shareholders of the Trumble Companies, violate any provision of the certificate/articles of incorporation or bylaws of the Trumble Companies, or any provisions thereof, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which the Trumble Companies, or either of them, is a party, or by which they, or either of them, are bound, and will not violate any other restriction of any kind or character to which they, or either of them, are subject.

(g) The authorized capital stock of Bott is100,000 shares of common stock, $1.00 par value, of which approximately 10,000 shares of such stock will be issued and outstanding at the time of closing. The authorized capital stock of Gulfgate is 1,000,000 shares of common stock, no par value, of which approximately 10,000 shares of such stock will be issued and outstanding at the time of closing. There are no other classes of stock, debt or other securities issued by the Trumble Companies, or either of them.

(h) All corporate action on the part of the Trumble Companies, their officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of the Trumble Companies hereunder has been taken or will be taken prior to the Closing, and this Agreement, when executed and delivered by Trumble and the Trumble Companies, shall constitute a valid and legally binding obligations of Trumble and the Trumble Companies, enforceable against them, and each of them, in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.04 Financials.

(a) Un-audited financial statements (hereafter "financial statements") of the Trumble Companies through August 31, 2004, (the "statement date") have been delivered by the Trumble Companies to MEMS. Said financial statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of the Trumble Companies as of its date and for the periods covered.

(b) All accounts receivable, if any, (net of reserves for doubtful accounts) of the Trumble Companies shown on the books of account on the statement date and as incurred in the normal course of business since that date, are believed to be collectible in the normal course of business.

(c) The Trumble Companies have good and marketable title to all of their assets, businesses and properties including, without limitation, all such properties reflected in their balance sheets as of the statement date except as disposed of in the normal course of business, , lien, pledge, charge, claim or encumbrance, except as shown on said balance sheets as of the statement date and, in the case of real properties except for rights-of-way and easements which do not adversely affect the use of such property and except for mortgages, liens, pledges, charges, claims or encumbrances as provided for in Schedule A that will be paid at closing or the existing Trumble Company lines of credit and mortgages on the Trumble real estate. Trumble shall pay off the mortgages on the Trumble real estate within 5 days of the Closing Date.

(d) All currently used property and assets of the Trumble Companies, or in which it has an interest, or which it has in possession, are in good operating condition and repair subject only to ordinary wear and tear.

2.05 Changes Since the Statement Date. Since the statement date, there will not have been any material negative change in the financial position or assets of the Trumble Companies.

2.06 Liabilities. There are no material liabilities of the Trumble Companies, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of the Trumble Companies, its agents or servants occurring prior to the statement date, which are not

disclosed by or reflected in said financial statements. There are no such liabilities of the Trumble Companies which have arisen or relate to any transaction of the Trumble Companies, its agents or servants, occurring since the statement date, other than normal liabilities incurred in the normal conduct of the business of the Trumble Companies, and none of which have a material adverse effect on the business or financial condition of the Trumble Companies, except as disclosed in the Disclosure Statement. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of the Trumble Companies.

2.07 Taxes. All federal, foreign, county and local income, ad valorem, excise, profits, franchise, occupation, property, sales, use gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by the Trumble Companies, and there are no unpaid taxes which are, or could become, a lien on the properties and assets of the Trumble Companies, except as provided for in the financial statements of their date, or have been incurred in the normal course of business of the Trumble Companies since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued.

2.08 Environmental Matters.

(a) Hazardous Material. The Trumble Companies have not: (i) operated any underground storage tanks at any property that they have at any time owned, operated, occupied or leased, or (ii) illegally released any amount of any substance that has been designated by any governmental entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Trumble Companies have at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. The Trumble Companies have not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or prior to the Closing, nor have they disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Permits. To the best of their knowledge, the Trumble Companies currently hold all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of their Hazardous Material Activities and other of their businesses as such activities and businesses are currently being conducted and as currently contemplated to be conducted.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Trumble Companies. The Trumble Companies have no knowledge of any fact or circumstance which could involve them, or either of them, in any environmental litigation or impose upon them, or either of them, any environmental liability.

2.09 Employee Matters.

(a) Schedule 2.09(a) contains (i) a list of the Trumble Companies' employees, (ii) a true and complete list of all employment contracts between the Trumble Companies and any employees, whether written or oral, and (iii) a true and complete list of all remuneration payable and other benefits provided which the Trumble Companies are presently obligated to provide (whether at present or in the future) to each such employee, or any person connected with any such employee, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which the Trumble Companies are a party, whether legally binding or not.

(b) Schedule 2.09(b) contains an accurate and complete list of each employee plan (including any plan or program of benefits, working hours, termination plans or other descriptions or provisions of employee benefits or rules and regulations, whether by way of employee handbook or otherwise) and each employee contract under each employee plan. The Trumble Companies have delivered to MEMS correct and complete copies of all documents embodying each employee plan and each employee contract including, without limitation, all amendments thereto and all related trust documents.

(c) The Trumble Companies have never maintained, established, sponsored, participated in, or contributed to, any (i) "employee pension benefit plan" within the meaning of Section 3(2) of ERISA subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code other than those listed, if any, on Schedule 2.09(b), or (ii) "multiemployer plan" within the meaning of Section (3)(37) of ERISA, in either case for the benefit of any employee other than those listed, if any, on Schedule 2.09(b).

(d) None of the employees has received a pension grant or any other kind of voluntary pension benefit.

(e) As of the date hereof, none of the employees has given or received notice of termination and the Trumble Companies have not given notice of any reduction to any employee or governmental entity or started consultations with any trade union pursuant to any statute or regulation.

(f) No collective bargaining agreement exists that is binding on the Trumble Companies with respect to the employees, and no petition has been filed or proceeding instituted, or any action taken in contemplation of any such filing or institution, by an employee or group of employees of the Trumble Companies, with the National Labor Relations Board seeking recognition of a bargaining representative.

(g) There is no labor strike, dispute, slow down or stoppage pending or threatened against the Trumble Companies, or either of them, by the employees, and the Trumble Companies have received no demand letters, civil rights charges, suits or drafts of suits with respect to claims made by any of the employees.

(h) The Trumble Companies believe, to the best of their knowledge, that all individuals who are or were performing consulting or other services for the Trumble Companies are or were correctly classified by the Trumble Companies as either "independent contractors" or "employees," as the case may be, and, at the Closing Date, will qualify for such classification.

(i) With respect to each employee, the Trumble Companies have provided MEMS with true and correct information concerning the annual salary or wages, as well as any incentives or bonus arrangement, with respect to such person. As of the date hereof, except as contemplated by this Agreement, no such person will or may cease to be engaged by the Trumble Companies for any reason, including because of the consummation of the transactions contemplated by this Agreement.

(j) The Trumble Companies, to the best of their knowledge, are in compliance with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to the employees.

(k) The Trumble Companies, to the best of their knowledge, have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to the employees.

(l) The Trumble Companies have no knowledge of any pending or threatened lawsuits, claims or actions by any employee against the Trumble Companies, including, but not limited to, any claims under any worker's compensation policy or long-term disability policy.

(m) To the best of the Trumble Companies knowledge, no employee is obligated under any contract or subject to any judgment, decree or order of any court or administrative agency that would interfere with such employee's efforts to promote the interests of any of MEMS' proposed businesses, nor any of the Trumble Companies' businesses. To the best of the Trumble Companies knowledge, neither the execution nor delivery of this Agreement, nor the carrying on of the businesses as presently conducted or proposed to be conducted nor any activity of the employees in connection with the carrying on of these businesses will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract under which any of such employees is now bound.

2.10 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) Schedule 2.10 sets forth a list of all the Trumble Companies Real Estate.

(b) The Trumble Companies have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their properties and the properties are free from any liens or encumbrances except for mortgages, liens, pledges, charges, claims or encumbrances as provided for in Schedule A that will be paid at closing or within 10 days of Trumble's realization of the $606,999.94 provided for in Section 1.05(c), herein.

2.11 Intellectual Property.

(a) Schedule 2.11 lists all registered (or pending) intellectual property rights owned by the Trumble Companies. All such registered intellectual property rights are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), are valid and enforceable, and are not subject to any unpaid maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. There are no proceedings or actions before any court, tribunal (including the PTO or equivalent authority anywhere in the world) related to any such registered intellectual property rights. The Trumble Companies have not claimed any status in the application for or registration of any registered intellectual property rights, including "small business status," that would not be applicable to MEMS.

(b) The Trumble Companies currently have all rights and interests in and to all intellectual property, including the rights to their trade secrets, use of their names, trademarks and logos, and any and all patents and trademarks to conduct businesses in the same manner as they have historically conducted their businesses, are currently conducting their businesses, and are currently contemplating conducting their businesses in the future, without the necessity of any further payments or acquisitions, except for such payments as are periodically necessary to governmental and other authorities to maintain the registration of patents, trademarks, copyrights and the like. This intellectual property shall be referred to as the "Trumble intellectual property". Each item of Trumble intellectual property is free and clear of any liens, charges and encumbrances. The Trumble Companies own exclusively, and have good title to all works of authorship and all associated copyrights that are used or embodied in, the Trumble intellectual property, and no other person has any other rights thereto. All Trumble intellectual property will be fully transferable, alienable or licensable without restriction and without payment of any kind to any third party.

(c) To the extent that any Trumble intellectual property, or item thereof was originally owned or created by or for any third party, including any predecessor of the Trumble Companies or Trumble: (i) they have a written agreement with such third party or parties with respect thereto, pursuant to which they (X) have obtained complete, unencumbered and

unrestricted ownership and have exclusive ownership of, all Trumble intellectual property by valid assignment or otherwise, or (Y) in the case of the licensed intellectual property rights, have and will retain all necessary rights and licenses thereto; (iii) such third parties have not retained and do not have any rights or licenses with respect to the Trumble intellectual property; and (iv) no legal basis exists for such third party to challenge or object to this Agreement.

(d) Other than the contracts set forth on Schedule 2.11(d), there are no contracts, licenses or agreements to which the Trumble Companies, or either of them, are a party with respect to any of the Trumble intellectual property

(e) The making, using, selling, licensing and distribution of the Trumble intellectual property did not and will not: (i) infringe or misappropriate the intellectual property rights of any person; (ii) violate the rights of any person (including rights to privacy or publicity); or (iii) constitute unfair competition or trade practices under the laws of any jurisdiction. The Trumble Companies and Trumble have not received notice from any person claiming that the Trumble intellectual property infringes or misappropriates the intellectual property rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(f) There are no contracts, licenses or agreements between the Trumble Companies, Trumble, and any other person with respect to the Trumble intellectual property under which there is any dispute or any threatened dispute regarding the scope of such agreement or performance under such agreement.

(g) The Trumble Companies have no knowledge of any person or entity infringing or misappropriating the Trumble intellectual property.

(h) None of the Trumble intellectual property is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof or may affect the validity, use or enforceability therof.

(i) The Trumble Companies are not required to make or accrue any royalty payment to any third party in connection with any of the Trumble intellectual property.

(j) To the best of the Trumble Companies knowledge, neither this Agreement nor the transactions contemplated hereby, will result in: (i) MEMS or the Trumble Companies granting to any third party any right to or with respect to any of the Trumble intellectual property; (ii) MEMS or the Trumble Companies being bound by, or subject to, any non-compete or other restriction on the operation or scope of any of their businesses; or (iii) MEMS or the Trumble Companies being obligated to pay any royalties or other amounts to any third party in excess of those payable by Trumble or the Trumble Companies prior to the Closing.

2.12 Power of Attorney. There are no outstanding powers of attorney executed on behalf of the Trumble Companies.

2.13 Affiliated Transactions. No affiliates of Trumble or the Trumble Companies (including Trumble), own any of the properties, including without limitation the Trumble Real Estate or the Trumble intellectual property, used by the Trumble Companies in the conduct of their businesses, nor are they parties to any material contracts with the Trumble Companies other than such personal service contracts between Trumble and the Trumble Companies set forth in Schedule 2.13.

2.14 Product and Service Warranties. To the best of the Trumble Companies knowledge, each service performed, and each product manufactured, sold, leased, licensed or delivered by the Trumble Companies has been done so in conformity with all applicable contractual commitments and all express and implied warranties, and the Trumble Companies have no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Trumble Companies giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. No service performed, and no product manufactured, sold, leased, distributed, licensed or delivered by the Trumble Companies is subject to any guaranty, warranty, or other indemnity beyond their applicable standard terms and conditions of sale or lease or beyond that implied or imposed by applicable law.

2.15 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any governmental entity or any third party, including a party to any agreement with Trumble or the Trumble Companies (so as not to trigger any conflict), is required by or with respect to Trumble or the Trumble Companies in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

2.16 Restrictions on Business Activities. There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Trumble or the Trumble Companies are a party which has or may have the effect of prohibiting or impairing the transactions contemplated by this Agreement. The Trumble Companies have not entered into any agreement under which they, or either of them, are restricted or which places any restrictions upon selling, licensing or otherwise distributing to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

2.17 Litigation. There is no action, suit, claim, proceeding or investigation of any nature pending or threatened in writing against Trumble or the Trumble Companies and they have no knowledge of any reasonable basis therefor. There is no investigation or other proceeding pending or threatened in writing relating to the Trumble Companies by or before any governmental entity and they have no knowledge of reasonable basis therefor. No governmental entity has at any time challenged or questioned the legal right of the Trumble Companies to conduct their businesses as presently or previously conducted or as presently contemplated to be conducted. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against the Trumble Companies affecting their businesses under any foreign, federal, state or local law. There is nothing that would disable Trumble from freely divesting himself of

the shares of the Trumble Companies, or of performing service therefor under the terms of the agreement to be delivered under Section 1.06(c) hereof.

2.18 Compliance with Laws. To the best of their knowledge, the Trumble Companies have complied with, are not in violation of, and have not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation with respect to the conduct or operation of their businesses. To the best of the Trumble Companies knowledge, any and all fines, penalties or other charges that have been or may be levied against the Trumble Companies are reflected in the financial statements, and there are no grounds for the imposition of any other fines, penalties or other charges.

2.19 Insurance Policies. All insurance policies held by the Trumble Companies are currently fully paid up and effective.

2.20 Finders' or Brokers' Fees. The Trumble Companies have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby with the exception of fees owed to Nathan Ross for accounting and other services in connection with this transaction.

2.21 Accuracy of All Statements Made by the Trumble Companies. No representation or warranty by Trumble or the Trumble Companies in this Agreement, nor any statement, certificate, schedule or exhibit hereto, nor any document, financial summary or certificate delivered to MEMS pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading. To the best of Trumble's and the Trumble Companies' knowledge, the representations, statements and disclosures made to MEMS are full, complete and non-misleading. The Trumble Companies and Trumble have delivered or made available true and complete copies of each existing document (or summaries of the same) that has been requested by MEMS or its counsel, including without limitation all banking records, insurance policies, articles, by-laws, resolutions, minutes, shareholders lists, stock certificates, shareholder agreements, qualifications to conduct operations and the like, and all tax records, schedules and back up materials.

ARTICLE III
Representations and Warranties of MEMS

Except as set forth in MEMS' Disclosure Statement submitted herewith as Schedule "B" (the "MEMS Disclosure Statement"), MEMS represents and warrants:

3.01 Organization and Authority.

(a) MEMS is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full power and authority to enter into and perform the transactions contemplated by this Agreement, and with all requisite corporate power and

authority to own, operate and lease its properties and to carry on its business as now being conducted, is duly qualified and in good standing in every jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary to avoid material liability or material interference in its business operations, and is not subject to any agreement, commitment or understanding which restricts or may restrict the conduct of its business in any jurisdiction or location.

(b) The outstanding shares of MEMS are legally and validly issued, fully paid and non-assessable.

(c) The execution and delivery of this Agreement does not, and the consummation of the transaction contemplated hereby will not violate any provision of the certificate/articles of incorporation or bylaws of MEMS, or any provisions thereof, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which MEMS is a party, or by which it is bound, and will not violate any other restriction of any kind or character to which it is subject.

(d) The authorized capital stock of MEMS is 100,000,000 shares of common stock, $.001 par value, of which 14,717,560 shares of such stock are issued and outstanding at the time of closing.

(e) At the time of closing, MEMS will have no assets or liabilities other than that which is reflected in its audited financial statements or incurred in the ordinary course of its business.

(f) At the time of closing, MEMS will have taken all necessary steps to comply with all applicable state and federal securities laws and regulations and that, to the knowledge of MEMS, at the time of closing, there will be no litigation, arbitration, governmental or other proceeding (formal or informal), claim or investigation pending or threatened, with respect to the MEMS' compliance with any and all applicable securities laws and regulations.

3.02 Performance of This Agreement. The execution and performance of this Agreement and the issuance of stock contemplated hereby, has been authorized by the board of directors of MEMS.

3.03 Financials.

(a) True copies of the audited financial statements of MEMS as of September 30, 2003 have been delivered to the Trumble Companies by MEMS as have reviewed financial statements dated June 30, 2004. The audit has been examined and certified by certified public accountants and the June 30, 2004 statements have been reviewed by certified public accountants. Said financial statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition and earnings of MEMS for the periods covered, in accordance with generally accepted accounting principles applied on a consistent basis.

(b) MEMS has good and marketable title to all of its assets, business and properties including, without limitation, all such properties reflected in the aforementioned balance sheet, except as disposed of in the normal course of business, free and clear of any mortgage, lien, pledge, charge, claim or encumbrance, except as shown on said balance sheet, and, in the case of real properties, except for rights-of-way and easements which do not adversely affect the use of such property.

3.04 Changes Since Date of Financial Statements. Since the date of the financial statements, except as disclosed in writing, there has not been any material change in the business, financial position or assets of MEMS.

3.05 Accuracy of All Statements Made by MEMS. No representation or warranty by MEMS in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by MEMS pursuant to this Agreement, nor any document or certificate delivered to the Trumble Companies or Trumble pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

3.06 Legality of Shares to be Issued. The shares of common stock of MEMS to be delivered pursuant to this Agreement, when so delivered, will have been duly and validly authorized and issued by MEMS and will be fully paid and non-assessable.

3.07 No Covenant as to Tax Consequences. It is expressly understood and agreed that neither MEMS nor its officers or agents has made any warranty or agreement, expressed or implied, as to the tax consequences of the transactions contemplated by this Agreement or the tax consequences of any action pursuant to or growing out of this Agreement.

3.08 Taxes. All federal, foreign, county and local income, ad valorem, excise, profits, franchise, occupation, property, sales, use gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by MEMS, and there are no unpaid taxes which are, or could become a lien on the properties and assets of MEMS, except as provided for in the financial statements of their date, or have been incurred in the normal course of business of MEMS since that date. All tax returns that are required to be filed have been filed and the taxes paid or accrued.

ARTICLE IV
Pre-Closing Covenants of the Trumble Companies

4.01 Access to Information. MEMS and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts and documents of the Trumble Companies, and the Trumble Companies shall furnish or cause to be furnished to

MEMS and its authorized representatives all information with respect to its affairs and business of the Trumble Companies as MEMS may reasonably request.

4.02 Actions Prior to Closing. From and after the date of this Agreement and until the closing date, the Trumble Companies shall not materially alter their businesses or any of them, or dispose of any property including, without limitation, the Trumble intellectual property or the Trumble Real Estate, or take any actions outside the ordinary course of business.

4.03 Ownership of Accounts. Trumble and the Trumble Companies shall use their best efforts to assure that all the Trumble Companies' bank and other financial accounts will remain open and active after the Closing. Notwithstanding the above, it is understood and agreed that Trumble shall be entitled to withdraw for his own benefit all cash in such accounts in excess of the cash on hand for employee payroll including, without limitation, payroll taxes, accrued vacation pay, employee benefit or incentive plans, or other monies belonging to, accrued for the benefit of, or held in trust for, the Companies' employees.

ARTICLE V
Conditions Precedent to MEMS 's Obligations

Each and every obligation of MEMS to be performed on the Closing Date shall be subject to the satisfaction of MEMS of the following conditions:

5.01 Truth of Representations and Warranties. The representations and warranties made by the Trumble Companies and Trumble in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

5.02 Compliance with Covenants. The Trumble Companies shall have performed and complied with all obligations under this Agreement which are to be performed or complied with by it prior to or on the closing date, including the delivery of the closing documents specified hereafter.

5.03 Absence of Suit. No action, suit or proceedings before any court or any governmental or regulatory authority shall have been commenced or threatened and, no investigation by any governmental or regulatory authority shall have been commenced, against the Trumble Companies or any of the affiliates, associates, officers or directors of any of them, seeking to restrain, prevent or challenge the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with any of such transactions.

5.04 Receipt of Approvals. All approvals, consents and/or waivers that are necessary to effect the transactions contemplated hereby shall have been received.

5.05 No Material Adverse Change. As of the closing date there shall not have occurred any material adverse change that materially impairs the ability of the Trumble Companies to conduct its business or the earning power thereof on the same basis as in the past including, without limitation, the refusal of any third party to honor or continue to honor existing contracts or relationships with the Trumble Companies, or either of them.

5.06 Accuracy of Financial Statements and Financial Representations. MEMS and its representatives shall be satisfied as to the accuracy of all balance sheets, statements of income and other financial statements and financial representations of the Trumble Companies furnished to MEMS herewith including, without limitation, information contained in the financial summary(is) provided to MEMS by the Trumble Companies.

5.07 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement shall have occurred and all appropriate documents incident thereto as MEMS may request shall have been delivered to MEMS. The Trumble Companies shall have delivered certificates in such detail as MEMS may request as to compliance with the conditions set forth in this Article V.

5.08 Value of the Trumble Real Estate. MEMS and its representatives shall be satisfied that the Trumble Real Estate shall have a minimum market value of Nine Hundred Thousand Dollars ($900,000), and that there shall be no lines, easement, licenses, or other encumbrances on any of the parcels of the Trumble Real Estate.

5.09 Value of the Manufacturing Equipment. MEMS and its representatives shall be satisfied that the book value of the manufacturing equipment owned by the Trumble Companies shall have a minimum book value of Two Hundred Thousand Dollars ($200,000).

5.10 Value of the Inventory. MEMS and its representatives shall be satisfied that, after the price adjustment effected pursuant to Section 1.02(a) above, the inventory of the Trumble Companies shall have a minimum book value of Seven Hundred Thousand Dollars ($700,000).

5.11 Equivalence of Receivables and Payables. MEMS and its representatives shall be satisfied that, after the price adjustment effected pursuant to Section 1.02(b) above, Trumble Companies' receivables shall be equivalent to the Trumble Companies payables.

5.12 No Long Term or Other Debt. MEMS and its representatives shall be satisfied that the Trumble Companies do not have any long term debt nor any debt to any person or entity except to vendors as stated in Section 5.11 above and the existing lines of credit except for mortgages, liens, pledges, charges, claims or encumbrances as provided for in Schedule A that will be paid at closing.

5.13 Opinion of Trumble Companies' Counsel. The Trumble Companies shall have delivered to MEMS an opinion of Steven Newsom, counsel for the Trumble Companies,

reasonably acceptable to MEMS, addressed to MEMS, dated as of the Closing Date and substantially in the form of the Exhibit "2" attached hereto.

ARTICLE VI
Conditions Precedent to Obligations of the Trumble Companies and the Selling Shareholders

Each and every obligation of the Trumble Companies and Trumble to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

6.01 Truth of Representations and Warranties. The representations and warranties of MEMS contained in this Agreement shall be true at and as of the closing date as though such representations and warranties were made at and as of the transfer date.

6.02 Absence of Suit. No action, suit or proceedings before any court or any governmental or regulatory authority shall have been commenced or threatened and, no investigation by any governmental or regulatory authority shall have been commenced against MEMS, or any of the affiliates, associates, officers or directors of MEMS seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with any of such transactions.

6.03 Receipt of Approvals, Etc. All approvals, consents and/or waivers that are necessary to effect the transactions contemplated hereby shall have been received.

6.04 No Material Adverse Change. As of the closing date there shall not have occurred any material adverse change which materially impairs the ability of MEMS to conduct its business or the earning power thereof on the same basis as in the past.

6.05 Accuracy of Financial Statements. The Trumble Companies and Trumble shall be satisfied as to the accuracy of all balance sheets, statements of income and other financial statements of MEMS furnished to the Trumble Companies herewith.

6.06 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement shall have occurred and all appropriate documents incident thereto as the Trumble Companies may request shall have been delivered to the Trumble Companies. MEMS shall have delivered certificates in such detail as the Shareholders may request as to compliance with the conditions set forth in this Article VI.

ARTICLE VII
Indemnification

7.01 (a) Trumble and the Trumble Companies shall indemnify MEMS from and against any loss, cost, expense or other damage suffered by MEMS resulting from, arising out of, or incurred with respect to the falsity or the breach of any representation, warranty or covenant made by Trumble or the Trumble Companies herein.

Specifically, without limiting the foregoing, Trumble and the Trumble Companies shall be responsible for any and all "finders" fees associated with the transaction and shall indemnify MEMS from such fees or from any persons claiming to be entitled to such fees.

(b) MEMS shall indemnify the Trumble Companies and Trumble from and against any loss, cost, expense or other damage suffered by the Trumble Companies or Trumble resulting from, arising out of, or incurred with respect to the falsity or the breach of any representation, warranty or covenant made by MEMS herein.

ARTICLE VIII
Closing

8.01 Documents To Be Delivered by the Trumble Companies. At the Closing the Trumble Companies shall deliver to MEMS the following documents:

(a) Immediately after Trumble receives the Trumble Stock and the Additional Shares, the Trumble Companies shall deliver to MEMS certificates or assignments for all shares of stock of the Trumble Companies in the manner and form required by Section 1.06(a) hereof. The Trumble Companies must deliver certificates evidencing ownership of at least 100% of all issued and outstanding shares, warrants and options of the Trumble Companies' common stock, properly endorsed so as to transfer ownership thereof to MEMS, before MEMS will be required to consummate the sale.

(b) A certificate signed by the President of the Trumble Companies that the representations and warranties made by the Trumble Companies in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on or given on and as of the Closing Date and that the Trumble Companies have performed and complied with all of their obligations under this Agreement which are to be performed or complied with by or prior to or on the Closing Date.

(c) Such other documents of transfer, certificates of authority and other documents as MEMS may reasonably request.

(d) A copy of the duly adopted resolutions of the board of directors of the Trumble Companies authorizing or ratifying the execution and performance of this Agreement and authorizing or ratifying the acts of its officers and employees in carrying out the terms and provisions thereof.

(e) An opinion on counsel as set forth in Section 5.13 above.

(f) Letters of resignation, effective as of the Closing Date, of each of the officers and directors of the Trumble Companies.

(g) The consent to the transactions contemplated by this Agreement by Trumble's spouse, in the form of the attached Exhibit "1".

8.02 Documents To Be Delivered by MEMS. At the closing MEMS shall deliver to Trumble the following documents:

(a) Certificates for the number of shares of common stock of MEMS as determined in Section 1.01(b) hereof.

(b) A certified copy of the duly adopted resolutions of the board of directors of MEMS authorizing or ratifying the execution and performance of this Agreement and authorizing or ratifying the acts of its officers and employees in carrying out the terms and provisions thereof.

(c) A certificate signed by the President of MEMS that the representations and warranties made by MEMS in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on or given on and as of the Closing Date and that MEMS has performed and complied with all of their obligations under this Agreement which are to be performed or complied with by or prior to or on the Closing Date.

ARTICLE IX
Termination and Abandonment

This Agreement may be terminated and the transaction provided for by this Agreement may be abandoned without liability on the part of any party to any other, at any time before the Closing Date, or on a post Closing basis as provided previously herein:

(a) By mutual consent of MEMS, Trumble and the Trumble Companies;

(b) By MEMS if any of the conditions provided for in Article V of this Agreement have not been met and have not been waived in writing by MEMS.

(c) By Trumble and the Trumble Companies if any of the conditions provided for in Article VI of this Agreement have not been met and have not been waived in writing by Trumble and the Trumble Companies.

In the event of termination and abandonment by any party as above provided in this Article, written notice shall forthwith be given to the other party, and each party shall pay its

own expenses incident to preparation for the consummation of this Agreement and the transactions contemplated hereunder.

ARTICLE X
Miscellaneous

10.01 Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given, if delivered by hand or mailed, certified or registered mail with postage prepaid:

(a) If to MEMS, to Lawrence Weisdorn at 5701 Lindero Canyon Rd. #2-100, Westlake Village, CA 91362, with copy to Lee Williams, Esq., of Williams & Kilkowski, at 1900 Avenue of the Stars, 25th Floor, Los Angeles, CA 90067, or to such other person and place as MEMS shall furnish to the Trumble Companies in writing; or

(b) If to the Trumble Companies or to Trumble, to Mark Trumble, Bott Equipment Company, 6325 Long Drive, Houston, TX 77087 or to such other person and place as Trumble shall furnish to MEMS in writing.

10.02 Announcements. Until the Closing Date, announcements concerning the transactions provided for in this Agreement by either Trumble, the Trumble Companies or MEMS shall be subject to the approval of the others in all essential respects, except that the approval of the Trumble Companies shall not be required as to any statements and other information that MEMS may submit to its shareholders.

10.03 Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by the statutes of the State of California or the laws of the United States of America.

10.04 Assignment. This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties.

10.05 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their successors and assigns.

10.06 Holidays. If any obligation or act required to be performed hereunder shall fall due on a Saturday, Sunday or other day which is a legal holiday established by the State of Nevada, such obligation or act may be performed on the next succeeding business day with the same effect as if it had been performed upon the day appointed.

10.07 Computation of Time. The time in which any obligation or act provided by this Agreement is to be performed is computed by excluding the first day and including the last, unless the last day is a holiday, in which event such day shall also be excluded.

10.08 Governing Law and Venue. This Agreement shall be governed by and interpreted pursuant to the laws of the State of California and the United States of America. Any action to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction within the State of California, and in no other place. Each party concedes that the State of California is proper venue, and that such state will have jurisdiction to hear any such action.

10.09 No Other Agreements. This Agreement constitutes the entire Agreement between the parties and there are and will be no oral representations which will be binding upon any of the parties hereto.

10.10 Waiver. No delay or failure in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in default. No single or partial exercise of any power or right hereunder shall preclude any other or further exercise thereof or the exercise of any other power or right.

10.11 Survival of Covenants, Etc. All covenants, representations, and warranties made herein to any parties or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force and effect until the obligations of such party hereunder have been fully satisfied.

10.12 Further Action. The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transaction(s) contemplated herein.

10.13 Amendment. This Agreement or any provision hereof may not be changed, waived, terminated or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

10.14 Headings. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

10.15 Counterparts. This agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument. A facsimile signature of a party may be used as though it is an original.

[REMAINDER OF PAGE BLANK: SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto executed the foregoing Stock Purchase Agreement effective the 1st day of September, 2004.

"MEMS "

MEMS USA, Inc.

By ____________________
James Latty, President
Signed On ____________________

"THE TRUMBLE COMPANIES"

Gulfgate Equipment, Inc.

By ____________________
Mark Trumble, President
Signed on 10/26/04

Bott Equipment Company, Inc.
By ____________________
Mark Trumble, President
Signed on 10/26/04

"TRUMBLE"

By ____________________
Mark Trumble
Signed on 10/26/04

"NATHAN ROSS"

By ____________________
Nathan Ross
Signed on 10/26/04

"LAWRENCE WEISDORN"

By ____________________
Lawrence Weisdorn
Signed on ____________________

"Daniel Moscaritolo"

By ____________________
Daniel Moscaritolo
Signed on ____________________

"James Latty"

By ____________________
James Latty
Signed on ____________________

Exhibit "1"

Spousal Consent

I, the undersigned, hereby certify that:

1. I am the spouse of Mark Trumble.

2. I am a resident of the State of Texas.

3. I have read the Stock Purchase Agreement dated as of September 1, 2004 (the "**Agreement**"), by and among MEMS USA, Inc., a Nevada corporation (the "**Corporation**"), my spouse and certain other companies owned and controlled by him. I have had the opportunity to consult independent legal counsel regarding the contents of the Agreement. Capitalized terms used herein but not defined herein have the meanings set forth in the Agreement.

4. I understand the terms and conditions of the Agreement.

5. I hereby consent to the terms of the Agreement and to their application to and binding effect upon any community property or other interest I may have in the shares of Bott Equipment, Inc., a corporation organized and existing under the laws of the state of Texas, or Gulfgate Equipment, Inc., a corporation organized and existing under the laws of the state of Texas, or any other assets or contracts provided for thereunder (it being understood that this Spousal Consent shall in no way be construed to create any such interest). I agree that I will take no action at any time to hinder the operation of the transactions contemplated in and by the Agreement.

IN WITNESS WHEREOF, this Spousal Consent has been executed as of ______________, 2004.

Name: Cynthia Trumble
Cynthia Trumble
Spouse of: Mark Trumble

SCHEDULE "A"

Trumble Disclosure Statement and Net Proceeds Calculations

Trumble Sale Net Proceeds - August Results (final revision, from COMPANY PREPARED Financial Stmts FPE 08/31/04 printed 09/16/04)

	Target Value	Bott	Gulfgate	Target Variance	Adjustment
Transaction Value				2,300,000	
Gross Stock Component				(1,400,000)	
Gross Cash Component					900,000
Adjustments to cash component:					
2 - FMV of real estate	900,000	500,000	400,000	-	
3 - Book Value for all manufacturing equipment[1]	200,000	205,979	205,762	211,741	-
4 - Book Value for inventory (WIP, FGoods, RMaterials)	700,000	552,940	297,043	149,982	149,982
5 - Net Value of A/R - A/P (Current Assets - Current Liabilities)[6]	-	(222,291)	(41,258)	(263,549)	(263,549)
6 - Net Long-term Receivables - Debt[2, 4]	-	(11,631)	(116,960)	(128,592)	(128,592)
7 - Net remaining cash or equivalents	-				
Cash balances[7]	-	8,019	(7,932)	87	87
Less: Employee Payroll & related amounts[3]	-			-	-
P/R taxes payable[3]	-			-	-
Accrued Vacation Payroll[3]	-			-	-
Employee Stock Options: n/a	-	-	-	-	-
Other accruals, liabilities[4]	-			-	-
SEP		-		-	-
TX Franchise tax				-	-
Sub-total adjusments					(242,072)
Net Cash Component (MEMS to Trumble)[2]					$ 657,928
Add: Note Payable balance paid by Trumble- Bank One: Bott[8]					[illegible]0,12[illegible]
Add: Note Payable balance paid by Trumble- Bank One: Gulfgate[8]					8[illegible]0
Line of credit incentive					40[illegible]00
Revised net cash component					$ 8[illegible]4,4[illegible]

Jm T 10/26/04

[1] No upward adjustment provided for in MEMS Letter of Intent

[2] Does not include N/P-Shareholder of ($79,288 (Bott) and $214,740 (Gulfgate)....these amounts are assumed to be "paid in full" at closing.

[3] Amount reflected in adjustment 5

[4] Amount reflected in adjustment 5

[5] Amount reflected in adjustment 5

[6] Amount reflected in adjustment 5

[7] Note: $10,000 credit line advance was requested 8/31 by Gulfgate, bank transacted as 9/1 business; this is not reflected above.

[8] Debt to Bank One (two loans) secured by Bott & Gulfgate real estate will be paid off by Trumble at closing out of the cash component (approx. $116,481); such debt is considered in the analysis above as still being outstanding, thus Trumble will be due an additional $116,481 at closing than the amount shown.

Schedule A Supporting Detail from COMPANY PREPARED Financial Stmts FPE 08/31/04 printed 09/16/04

Bott Equipment Company

Ref.	GEN Acct #	SUB Acct #	Description	Amount
3 - Book Value for all manufacturing equipment[1]				
	262	n/a	Autos & Trucks	134,732
	266	n/a	Machinery& Equipment	4,968
	268	n/a	Office Furniture & Equipment	66,280
				205,979
4 - Book Value for inventory (WIP, FGoods, RMaterials)				
	200	n/a	Inventory	340,630
	210	n/a	Inventory-Work in Progress	142,309
	267	n/a	Rental Equipment	70,000
				552,940
5 - Net Value of A/R - A/P (Current Assets - Current Liabilities)				
	120	n/a	Notes Receivable	28,000
Inter-co	120	101	Notes Receivable: Gulfgate Equipment, Inc.	(28,000)
	140	n/a	Accounts Receivable-Trade	851,622
Inter-co	140	7815	A/R: Gulfgate Equipment, Inc.	(8,679)
	160	110	Employee Advances / Billy Marquart	500
	310	n/a	Accounts Payable-Trade	(276,714)
Inter-co	310	7860	A/P: Gulfgate Equipment, Inc.	60,826
	314	n/a	Accounts Payable-Commissions	(24,616)
	315	106	Notes Payable-Current: Property Loan (Bank One)	(9,961)
		112	Notes Payable - Current: Ford F150 loan (Bank One)	(1,648)
	316	n/a	Line of Credit-Domestic (Bank One)	(503,733)
	317	n/a	Line of Credit-International (Bank One)	(181,696)
	318	100	Accrued Liabilities: Wages & Salaries, Vac.	(30,693)
	318	103	Accrued Liabilities: Taxes (Franchise, Payroll)	(3,529)
	352	n/a	Customer Overpayment/Advance	(76,606)
			Correction to Customer Overpayment/Advance	(24,882)
	350	n/a	Sales tax payable	(1,430)
Agreed Adjustment			1/2 of Ford F150 auto loan (current & long-term)	9,945
				(222,291)
6 - Net Long-term Receivables - Debt				
	282	n/a	Collateralized CD's	24,000
	380	106	Notes Payable - Long term: Property loan (Bank One)	(17,387)
	380	112	Notes Payable - Long term: Ford F150 loan (Bank One)	(18,244)
				(11,631)
7 - Net remaining cash or equivalents				
	101	n/a	Cash	8,019
				8,019

Gulfgate Equipment, Inc.

Ref.	GEN Acct #	SUB Acct #	Description	Amount
3				
	262	n/a	Autos & Trucks	53,495
	263	n/a	Office Equipment	35,963
	266	n/a	Shop Machinery& Equipment	109,586
	267	n/a	Computer Software	3,452
	268	n/a	Furniture & Fixtures	3,266
				205,762
4				
	200	n/a	Inventory	100,868
	202	n/a	Inventory-Sec. 263A costs	36,234
	220	n/a	Inventory-Overhead	190
	230	n/a	Inventory-Valuation	1,438
	232	n/a	Work in Progress	80,543
	264	n/a	Rental Equipment	155,539
Agreed Adjustment			1/2 of Rental Equipment	(77,770)
				297,043
5				
	140	n/a	Accounts Receivable-Trade	340,183
Inter-co	140	7815	A/R: Bott Equipment Co., Inc.	(55,800)
	310	n/a	Accounts Payable-Trade	(153,731)
Inter-co	310	7860	A/P: Gulfgate Equipment, Inc.	8,009
	316	100	Accrued Liabilities: Wages & Salaries, Vac.	(22,138)
	316	103	Accrued Liabilities: Taxes (Franchise, Payroll)	(5,574)
	317	n/a	Line of Credit-(Bank One)	(147,143)
	318	110	Notes Payable-Current:Paint Booth (Bank One)	(5,439)
	318	320	Notes Payable-Current:Property (Bank One)	(9,179)
	318	400	Notes Payable-Current:Bott Equipment	(28,000)
Inter-co	318	400	Notes Payable-Current:Bott Equipment	28,000
	318	450	Notes Payable-Current:Ford Explorer (Bank One)	(1,656)
	318	700	Notes Payable-Current:Toyota Fork Lift (Bank One)	(3,638)
	350	n/a	Sales & Use Tax Payable	648
	352	n/a	SEP Plan Payable	970
Agreed Adjustment			1/2 of Ford Explorer auto loan (current & long-term)	9,928
Agreed Adjustment			1/2 of Toyota Fork Lift loan (current & long-term)	3,302
				(41,258)
6				
	286	n/a	Surety Bond	13,645
	380	110	Notes Payable - Long term:Paint Booth (Bank One)	(30,963)
	380	320	Notes Payable - Long term:Property (Bank One)	(76,201)
	380	450	Notes Payable - Long term:Ford Explorer (Bank One)	(18,718)
	380	700	Notes Payable - Long term:Toyota Fork Lift (Bank One)	(4,723)
				(116,960)
7				
	101	n/a	Cash	(7,932)
				(7,932)

Schedule 2.01

Holders of Common Stock of Bott and GE

Holders of Common Stock of Bott: Mark Trumble – 100%

Holders of Common Stock of GE: Mark Trumble – 100%

Schedule 2.09(a)

List of Trumble Companies' Employees, et al

Bott Equipment Company, Inc.

Compensation Schedule (6D)

	Annual	
Jo Marie Crim	**29,177**	
Luis De Leon	**23,397**	
Steve Framel	**9,100**	
Brandy Freeman	**30,682**	(incl. comm)
Matt Freitag	**13,499**	
Mike Hutson	**91,733**	(incl. comm)
Carl Jones	**81,000**	
Billy Marquart	**45,600**	(incl. comm)
Steve Pruetz	**48,972**	(incl. comm)
Dan Shore	**44,399**	(incl. comm)
Faye Stanley	**33,292**	
Mark Trumble	**130,000**	
James Vallejo	**54,597**	
Clifton Washington	**33,293**	
Dewayne Williams	**41,400**	
Earl Williams	**18,115**	(part-time)
Lorri Ybarra	**33,243**	(incl. comm)

Gulfgate Equipment Inc.

Compensation Schedule (6D)

Salary:

Jason Burback	$	53,350	
Edd Davis	$	18,000	
Steve Framel	$	53,160	(+ comm)
Matt Freitag	$	15,900	
Cindy Massey	$	37,440	
Chuck Timme	$	70,000	
James Vallejo	$	28,800	
Kyle Erickson	$	42,000	(+ comm)

Hourly:				Annual
Cano	10	2080	$	20,800
Hector	11	2080	$	22,880
Jerry	18.5	2080	$	38,480
Jacob	20.5	2080	$	42,640
John	18	2080	$	37,440
Fernando	15	2080	$	31,200
Jose	17	2080	$	35,360
Larry	16.5	2080	$	34,320
Matt Trumble	10	2080	$	20,800
David Vallejo	18	2080	$	37,440
Tommy	12.5	2080	$	26,000
Ryan	10	2080	$	20,800
Vanessa	8	2080	$	16,640
Cynthia	16.5	2080	$	34,320

Management Incentive plan 2003 Draft 1

The goal or objective of this document is create a plan to that will allow key managers at Bott/Gulfgate to benefit financially as the Owners objectives, milestones, and obligations are achieved or exceed the parameters outlined herein.

The format and or objectives can be amended or changed at the discretion of the Owner as needed by the company or annually, as deemed practical and fair.

It is the Owners intent to create a management team which is aware, and motivated by the success and affiance of the operation and profitability of both Bott and Gulfgate, while being acutely aware of the health of the business and reasonable return on investment to the shareholders. (Owner).

Management Team : Chuck Timme, James Vallejo, Carl Jones, Steve Framel.
Target date: Operating year of 2003.

Owners Key goals and Objectives: (As relates to this plan)

1. Return on Investment: (ROI)..
   For the purpose of this plan ROI shall be described as a 10% return, calculated on Owners Equity. Owners Equity is generally the difference between assets and liabilities, as reflected on the current balance sheet of the company financial statements. It also shall include shareholder loans to the company. (I.e. operating cash if ordinary interest is not paid annually on that amount). The sum total, represents at a minimum what investment is required to operate the company from the shareholder.

2. Debt Service: The obligation and repayment of loans for Company assets. The ability to for the company to generate cash flow, to meet it monthly and yearly debt payments is essential. The amount paid out to banks, or other lending institutions for fixed assets ,such as property , autos, equipment, buildings and improvements, is the monthly and annual "debt service". (Debt service does not include "line of credit" borrowing as used for receivables, and non asset based lending).

2. Provide compensation , and benefits to the staff and employees typical (or better) of similar sized companies in our industry.

3. Owners Compensation: Provide reasonable salary and expense as deemed , required or typical to fairly compensate a President/ Owner of similar sized companies in our industry..

Management Incentive plan 2003 Draft 1

The goal or objective of this document is create a plan to that will allow key managers at Bott/Gulfgate to benefit financially as the Owners objectives, milestones, and obligations are achieved or exceed the parameters outlined herein.

The format and or objectives can be amended or changed at the discretion of the Owner as needed by the company or annually, as deemed practical and fair.

It is the Owners intent to create a management team which is aware, and motivated by the success and affiance of the operation and profitability of both Bott and Gulfgate, while being acutely aware of the health of the business and reasonable return on investment to the shareholders. (Owner).

Management Team : Chuck Timme, James Vallejo, Carl Jones, Steve Framel.
Target date: Operating year of 2003.

Owners Key goals and Objectives: (As relates to this plan)

1. Return on Investment: (ROI)..
For the purpose of this plan ROI shall be described as a 10% return, calculated on Owners Equity. Owners Equity is generally the difference between assets and liabilities, as reflected on the current balance sheet of the company financial statements. It also shall include shareholder loans to the company. (I.e. operating cash if ordinary interest is not paid annually on that amount). The sum total, represents at a minimum what investment is required to operate the company from the shareholder.

2. Debt Service: The obligation and repayment of loans for Company assets. The ability to for the company to generate cash flow, to meet it monthly and yearly debt payments is essential. The amount paid out to banks, or other lending institutions for fixed assets ,such as property , autos, equipment, buildings and improvements, is the monthly and annual "debt service". (Debt service does not include "line of credit" borrowing as used for receivables, and non asset based lending).

2. Provide compensation , and benefits to the staff and employees typical (or better) of similar sized companies in our industry.

3. Owners Compensation: Provide reasonable salary and expense as deemed , required or typical to fairly compensate a President/ Owner of similar sized companies in our industry..

Schedule 2.09(b)

Employee Plans

- 6 J - 66

Form **5305-SEP** (Rev. January 2000) Department of the Treasury Internal Revenue Service

Simplified Employee Pension-Individual Retirement Accounts Contribution Agreement

(Under section 408(k) of the Internal Revenue Code)

OMB No. 1545-0499

DO NOT File With the Internal Revenue Service

Gulfgate Equipment, Inc. makes the following agreement under section 408(k) of the
(Name of employer)

Internal Revenue Code and the instructions to this form.

Article I—Eligibility Requirements (Check appropriate boxes—see Instructions below.)

The employer agrees to provide for discretionary contributions in each calendar year to the individual retirement account or individual retirement annuity (IRA) of all employees who are at least 18 years old (not to exceed 21 years old) and have performed services for the employer in at least 3 years (not to exceed 3 years) of the immediately preceding 5 years. This simplified employee pension (SEP) ☐ includes ☒ does not include employees covered under a collective bargaining agreement, ☐ includes ☒ does not include certain nonresident aliens, and ☐ includes ☒ does not include employees whose total compensation during the year is less than $450*.

Article II—SEP Requirements (See Instructions below.)

The employer agrees that contributions made on behalf of each eligible employee will be:

- **A.** Based only on the first $170,000* of compensation.
- **B.** Made in an amount that is the same percentage of compensation for every employee.
- **C.** Limited annually to the smaller of $30,000* or 15% of compensation.
- **D.** Paid to the employee's IRA trustee, custodian, or insurance company (for an annuity contract).

Mark Trumble 9/15/01 — Mark TRUMBLE PresidenT

Employer's signature and date — Name and title

Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Purpose of Form

Form 5305-SEP (Model SEP) is used by an employer to make an agreement to provide benefits to all eligible employees under a simplified employee pension (SEP) described in section 408(k). DO NOT file this form with the IRS. See Pub. 560, Retirement Plans for Small Business, and Pub. 590, Individual Retirement Arrangements (IRAs) (including [illegible]

2. Have any eligible employees for whom IRAs have not been established.

3. Use the services of leased employees (described in section 414(n)).

4. Are a member of an affiliated service group (described in section 414(m)), a controlled group of corporations (described in section 414(b)), or trades or businesses under common control (described in sections 414(c) and 414(o)), unless all eligible employees of all the members of such groups, trades, or businesses participate in the SEP.

5. Will not pay the cost of the SEP contributions. Do not use Form 5305-SEP for [illegible]

you and their union, (2) nonresident alien employees who did not earn U.S. source income from you, and (3) employees who received less than $450* in compensation during the year.

Contribution limits. The SEP rules permit you to make an annual contribution of up to 15% of the employee's compensation or $30,000*, whichever is less. Compensation, for this purpose, does not include employer contributions to the SEP or the employee's compensation in excess of $170,000*. If you also maintain a Model Elective SEP or any other SEP that permits employees to make elective deferrals, contributions to the two [illegible]

RUN DATE: 07/09/04 12:50:25 PAGE 1

01/00/04 06/30/04 Actual	01/00/03 06/30/03 Previous	Over/Under	Pct	$ n/a
18,749.26	17,201.04	1,548.20		9.00
26.00	.00	26.23		
[illegible]	163,000.00	120,000.00-		73.62-
[illegible]	618,812.20	316,269.15		51.11
500.00	100.00-	600.00		600.00-
[illegible]	309,058.39	30,306.83-		9.81-
331,[illegible]	268,856.52	63,022.12		23.44
.00	5,500.00	5,500.00-		100.00-
1,607,986.82	1,382,328.15	225,658.67		16.32
26,713.54	26,713.54	.00		
192,634.82	192,634.82	.00		
315,096.30	315,096.30	.00		
4,967.63	5,561.27	593.64-		10.67-
70,000.00	.00	70,000.00		
65,921.71	65,771.24	150.47		.23
234,144.33-	202,270.38-	31,873.95-		15.76
441,189.67	403,506.79	37,682.88		9.34
26,000.00	.00	26,000.00		
26.96	26.96	.00		
2,073,203.45	1,785,861.90	287,341.55		16.09

WIP 27K

Schedule 2.10
The Trumble Real Estate

522-33-3225

EXHIBIT "A"

TRACT A:

Lots Ten (10) and Eleven (11), Block Thirty-four (34), GOLFCREST, an addition to the City of Houston, in Harris County, Texas, according to map of said addition recorded in Vol. 12, Pages 2 and 3 of the Map Records of Harris County, Texas.

TRACT B:

Lot 12, Block 34, of Amended Golfcrest Addition, an addition to the City of Houston, Harris County, Texas, according to the map thereof in Volume 12, Page 2, Map Records of Harris County, Texas, to which reference is here made for all purposes.

TRACT C:

Lot 13, in Block 34, of Amended Golfcrest Addition, an addition to the City of Houston, in Harris County, Texas, according to the map thereof recorded in Volume 12, Page 2, of the Map Records of Harris County, Texas, to which reference is here made to all purposes, but save and except a permanent and perpetual, unobstructed, free easement on, over and across the east 5 feet of said lot, the same to be for use as a driveway or roadway by and for the benefit of the present and all future owners of Lot 12, in said Block 34, of said Amended Golfcrest Addition.

TRACT D:

Lot Fourteen (14) in Block Thirty-four (34), amended map of GOLFCREST ADDITION, an addition in Harris County, Texas, according to the map or plat thereof recorded in Volume 12, Page 2, of the Map Records of Harris County, Texas.

[illegible]
THE STATE OF TEXAS
COUNTY OF HARRIS
[illegible]

NOV 18 1998

COUNTY CLERK
HARRIS COUNTY TEXAS

FILED
98 NOV 18 PM 3:23
COUNTY CLERK
[illegible] TEXAS

916178.4
961151-000000:22Oct98

EXHIBIT "A"

METES AND BOUNDS DESCRIPTION
2.082 ACRES (90,673 SQUARE FEET)
LUKE MOORE SURVEY, ABSTRACT NUMBER 51
HARRIS COUNTY, TEXAS

Being a tract or parcel containing 2.082 acres (90,673 square feet) of land situated in the Luke Moore Survey, Abstract Number 51, Harris County, Texas; being all of Block 41, of GOLFCREST, a subdivision of record in Volume 12, Page 2 and 3, Harris County Map Records (H.C.M.R.), save and except the portions conveyed by instrument recorded in Volume 980, Page 545 and Volume 982, Page 690, Harris County Deed Records (H.C.D.R.), Harris County, Texas; said 2.082 acre tract being more particularly described as follows (bearings are based on said instrument recorded in Volume 980, Page 545, H.C.D.R.):

BEGINNING at an "X" in concrete set in the east line of said Block 41 and marking the intersection of the north right-of-way (R.O.W.) line of Long Drive (80 feet wide) and the west R.O.W. line of Belk Street (60 feet wide), also being the southeast corner of the herein described tract;

THENCE, North 70°12'00" West, along said north R.O.W. line of Long Drive, a distance of 414.33 feet to a 5/8-inch iron rod found in the west line of said Block 41 and marking the southeast corner of a certain 3.00 acre tract as recorded under Harris County Clerk's File (H.C.C.F.) Number F389128, also being the southwest corner of the herein described tract;

THENCE, North 19°18'24" East, along the east line of said 3.00 acre tract, a distance of 218.48 feet to a 5/8-inch iron rod found in the south R.O.W. line of Eppes Street (60 feet wide) and marking the northwest corner of said Block 41 and the northwest corner of the herein described tract;

THENCE, South 70°04'09" East, along said south R.O.W. line of Eppes Street, a distance of 417.55 feet to a 5/8-inch iron rod with cap set marking the intersection of said south R.O.W. line of Eppes Street and the aforementioned west R.O.W. line of Belk Street, also being the northeast corner of said Block 41 and the northeast corner of the herein described tract;

THENCE, South 20°09'00" West, along said west R.O.W. line of Belk Street, a distance of 217.52 feet to the POINT OF BEGINNING and containing 2.082 acres (90,673 square feet) of land. This description is based on the Land Title Survey and plat made by Terra Surveying Company, Inc., dated May 4, 1994, TSC Project Number 1579-9401-S.

Schedule 2.11

The Trumble Companies' Intellectual Property

Schedule 2.11(d)

Contracts Affecting the Trumble Intellectual Property

SEE SCHEDULE 2.11

Schedule 2.11(h)
Proprietary Rights and Confidentiality Agreement

NONE

Schedule 2.13
Affiliated Parties' Contracts

NONE

SCHEDULE "B"
MEMS Disclosure Statement

6.02 MEMS has been copied on a letter to Mr. Charles Christensen from Kaydon, Inc.. The letter reminded Mr. Christensen of certain non-competition and confidentiality agreements that Mr. Christensen entered into as a Kaydon employee.

MEMS has been assured by Mr. Christensen that Mr. Christensen will fully comply with the terms of his non-compete agreement and shall have no contact or business relationship with Gulfgate Equipment Company during the term of his non-competition agreement with Kaydon.

Additionally, MEMS has required Mr. Christensen to execute, as a condition of his continuing employment with MEMS, that he shall not utilize on behalf of or disclose any confidential materials to MEMS, its affiliants, or its subsidiaries, including, but not limited to, Gulfgate Equipment Company and Bott Equipment Company.

EXHIBIT "2"

Opinion of Counsel

STEVEN NEWSOM
12,000 Westheimer, Suite 232
Houston, TX 77077-6690
(281) 829-2074
(281) 829-2075 fax

October 26, 2004

MEMS USA, Inc.
5701 Lindero Canyon Rd. #2-100
Westlake Village, CA 91362
Attn: Lawrence Weisdorn

Re: MEMS USA, Inc., (NEVADA)

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 5.13 of the Stock Purchase Agreement entered into as of September 1, 2004 (the "Agreement"), by and among MEMS USA, Inc., a Nevada Corporation, Mark Trumble and certain companies owned and controlled by Trumble. Capitalized terms used herein without definition shall have the meanings specified in the Agreement.

I am counsel to Trumble and the Trumble Companies and I am delivering this opinion in connection with the preparation, execution and delivery of the Agreement. In my capacity as legal counsel to Trumble and the Trumble Companies, I have responsibility for the legal affairs relating to the matters covered herein. For purposes of this opinion, I have examined the following:

(1) The Agreement;

(2) The Trumble Companies' respective Articles of Incorporation (the "Articles");

(3) Resolutions of Board of Directors and holders of the requisite numbers of common stock of the respective Trumble Companies.

(4) In addition, I have examined the originals, or copies certified to my satisfaction, of such other the Trumble Companies records, certificates of public officials and of officers of the Trumble Companies, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. I have assumed that all documents submitted to me as originals are authentic and that all documents submitted to me as faxed copies or photocopies conform to original documents. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by us, relied upon representations of the officers of the Trumble Companies or of public officials. I have assumed the due execution and delivery, pursuant to due authorization of the Agreement, and each agreement ancillary thereto, by all parties thereto other than the Trumble Companies are proper.

The opinions expressed below are limited to the laws of the States of Texas and the Federal law of the United States.

Based upon and subject to the foregoing and except as set forth in the Stock Purchase Agreement or the Schedule of Exceptions thereto, I am of the opinion that:

(a) The Trumble Companies are each corporations duly incorporated, validly existing and in good standing under the laws of the State of Texas, and have all corporate power and authority necessary to own its properties and to conduct their businesses as, to our knowledge, such businesses are currently conducted.

(b) The Trumble Companies each have the requisite corporate power and authority to execute, deliver and perform their obligations under the Agreement.

(c) All corporate action on the part of the Trumble Companies, and their directors and stockholders necessary for the authorization, execution, delivery and performance of the obligations under the Agreement by the Trumble Companies has been taken.

(d) The authorized capital stock of Bott consists entirely of 100,000 shares of common stock, fully paid and nonassessable. To our knowledge, except as described above, there are no other presently outstanding preemptive rights, options, warrants, other conversion privileges, or rights to purchase or acquire any of the authorized but unissued stock or other securities of Bott.

(e) The authorized capital stock of GE consists entirely of 1,000,000 shares of common stock, fully paid and nonassessable. To our knowledge, except as described above, there are no other presently outstanding preemptive rights, options, warrants, other conversion privileges, or rights to purchase or acquire any of the authorized but unissued stock or other securities of GE.

(f) The Agreement constitutes legal, valid and binding obligations of the Trumble Companies enforceable against them in accordance with its terms. The Agreement has been duly executed by the Trumble Companies.

(g) The execution, delivery and performance of the Agreement have not resulted and will not result in (i) a violation of the Articles or Bylaws of the Trumble Companies, (ii) a material violation of any statute, rule or regulation of federal or Texas law applicable to the Trumble Companies or Trumble, (iii) to our knowledge, a violation of any judgment or order, or (iv) a default by the Trumble Companies under any contractual obligation.

(h) To our knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Trumble Companies that (i) questions the validity of the Agreement or the right of the Trumble Companies to enter into the Agreement, (ii) if determined adversely, would be likely to result in a material adverse change in the financial condition or business of Trumble Companies, or (iii) is not included in the disclosures delivered pursuant to the Agreement.

(i) No consent, approval or authorization of or designation, declaration or filing with, any federal or Texas state governmental authority on the part of the Trumble Companies is required in connection with the valid execution, delivery and performance of the Agreement, or the offer, sale or issuance of the shares of stock of the Trumble Companies delivered to MEMS pursuant to the Agreement.

The opinions set forth above are subject to the following qualifications:

This opinion is limited to the matters stated herein and no opinions are to be inferred or may be implied beyond the matters expressly so stated. This opinion speaks as of the date first written above. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

This opinion is being furnished only to the addressee, is solely for its benefit, and may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

Yours very truly,

Steven S. Newsom

EXHIBIT "3"

MILESTONES	30 Days from Close	45 Days From Close	60 Days from Close	90 Days from Last Intro	120 Days from Close
Filing of S8 Registration	10% (fn 1)				
Trumble to Realize $607,000			40% (fn 2)		
Trumble's Name off Credit Line				30% (fn 3)	
MEMS Obtains $2 Million Underwriting Commitment		10% (fn 4)			
MEMS Raises $2 Million					10% (fn 4)

Footnotes:

1. MEMS shall file a Form S-8 employee stock option registration statement with the SEC within 30 days of Closing, which plan may or may not be accepted by the SEC within 30 days of Closing. Should MEMS fail to meet the filing date within the time specified, MEMS shall issue 123,659 shares (10% of the total Penalty Shares) of restricted stock to Trumble. Additionally, Trumble or MEMS shall, at the announcement of the acquisition to BEC's and GEI's employee's meeting, announce MEMS's intention to implement an S-8 plan, including any particulars the parties are able to work out prior to the announcement of the acquisition to BEC and GEI employees.

2. Trumble shall sell 326,344 shares at a sale price of $1.86 per share, for an aggregate of $606,999.84, from private stock sales of his restricted shares within 60 days of Closing.
Should Trumble fail to recognize $606,999.84, through no fault of Trumble, MEMS shall issue up to 494,636 shares of restricted stock (up to 40% of the total Penalty Shares) to Trumble. The percentage of the Penalty Shares MEMS shall issue, if any, shall be prorated in accordance with any monies received by Trumble during the 60 day period. It is further understood that the penalties are subject to the following schedule:
(1) Trumble shall recognize at least $75,000 within 15 days of Closing or he shall receive up to 61,829 Penalty Shares; (2) Trumble shall recognize an additional $75,000 within 30 days of Closing or he shall receive up to an additional 61,829 Penalty Shares; (3) Trumble shall recognize an additional $150,000 within 45 days of Closing or he shall receive up to an additional 123,659 Penalty Shares; and (4) Trumble shall recognize an additional $300,000 within 60 days of Closing or he shall receive up to an additional 247,318 Penalty Shares. Each milestone is to be calculated as a stand alone event.

All of the above Penalty Share calculations shall be subject to a pro-rata offset for monies received that fall short of the indicated milestones. For example, should Trumble recognize $70,000 of the first $75,000 within 15 days of Closing, he shall receive (($75,000 - $70,000)/ $75,000) X 61,829 Shares = 4,121 Penalty Shares.

Any Penalty Shares accumulated pursuant to the above formula shall inure to Trumble even when Trumble realizes the full $606,999.84.

3. Trumble, as President of GEI, will introduce MEMS's representatives to a sufficient number of Texas banks such as to result in five (5) physical introductions ("Introductions") between said bankers and MEMS's representatives and Trumble will assist MEMS in securing new lines of credit in Texas. Should MEMS fail to have Trumble's name removed as a guarantor from the BEC and GEI lines of credit within 90 days of the fifth Introduction, due in no part to Trumble's failure to provide the requisite introductions and assistance, MEMS shall issue 370,977 shares of restricted stock (30% of the total Penalty Shares) to Trumble. It is further understood that Lawrence Weisdorn will join Trumble as a guarantor on the BEC and GEI lines of credit as soon as possible after Closing. In the event that the Trumble guarantee is not removed within the above time frame, it is understood that, in exchange for good and valuable consideration, the sufficiency of which is hereby acknowledged by both Daniel Moscaritolo and James Latty, they will at that time, also join as guarantors on the BEC and GEI lines of credit. If Daniel Moscaritolo or James Latty join as guarantors on the BEC and GEI lines of credit they shall also indemnify and hold Trumble harmless from all claims, actions, demands, costs and expenses and any liability whatsoever, including reasonable attorneys fees, on account of any real or claimed damage or liability, and from all liens, claims and demands arising out of the Bott or Gulfgate lines of credit, excepting any claims, actions, demands, costs and expenses arising out of a breach of Section 1.08(a), herein.

4. Should MEMS fail to secure an enforceable best efforts underwriting commitment letter from a qualified investment banker to raise a minimum of $2 million of equity capital within 45 days of Closing, MEMS shall issue 123,659 shares (10% of the total Penalty Shares) of restricted Penalty Shares to Trumble. In addition, should MEMS fail to receive a minimum of $2 million in gross equity capital funding within 120 days of Closing, MEMS shall issue an additional 123,659 shares (10% of the total Penalty Shares) of restricted Penalty Shares to Trumble.

5. Both parties recognize that they must cooperate with each other and that if MEMS does not accomplish a triggering event due to lack of cooperation from Trumble, this schedule may be adjusted or prorated.